Contact:

Bob Newell
Vice President, Finance and Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com

CARDICA ANNOUNCES FISCAL 2010 FIRST QUARTER FINANCIAL RESULTS AND BUSINESS PROGRESS

-- Completed $10.2 Million Private Placement –

-- Increased Number of Independent Distributors and Manufacturers' Representatives --

REDWOOD CITY, Calif. – October 29, 2009 – Cardica, Inc. (Nasdaq:CRDC) today reported financial results for its fiscal 2010 first quarter ended September 30, 2009. Our financial results reflect a transition of our sales model related to our automated anastomotic systems used by cardiac surgeons to perform coronary bypass surgery and the expansion of our business through the development of an endoscopic microcutter intended for use by general, thoracic, gynecologic, bariatric and urologic surgeons.

“During the first quarter of fiscal 2010, we signed six new agreements with independent distributors and manufacturers’ representatives, bringing our external sales team to 22. We utilized the summer months, during which typically there are fewer cardiac surgery procedures, to train our new sales representatives, preparing them to proctor bypass procedures using our automated anastomosis products moving forward.  While our revised sales model using a core sales team supported by independent distributors and manufacturers’ representatives remains to be proven, we believe that it will allow us to incrementally increase clinician adoption of our cardiac surgery products while controlling our costs,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica.

“In addition, we completed a private placement that provided funding for the further development of the Cardica Microcutter, which applies our proprietary automated stapling technology outside of cardiac surgery and has potential use in a range of surgical applications, including bariatric, thoracic and general surgery. We continue to make strides in the development of our microcutter, and we intend to initiate animal testing in the first half of calendar 2010.”

Recent Highlights and Accomplishments

■	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 16,100 units, with a total of 1,186 units sold in the first quarter of fiscal 2010;

■	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 9,500 units, with a total of 181 units sold in the first quarter of fiscal 2010;

■
Expanded network of independent distributors and manufacturers’ representatives through the addition of six organizations: AlphaCor, Bio Instruments, Ilex Medical, Medical Dynamics, MEDI-MAC Cardiovascular and MedSurg Specialty Medical;

■	Raised $10 million in net proceeds through the sale of 8,142,082 shares of common stock and warrants to purchase 4,071,046 shares of common stock; and

■	Continued development of the Cardica Microcutter, a multi-fire endolinear microcutter device based on Cardica’s proprietary “staple-on-a-strip” technology.

Fiscal 2010 First Quarter Financial Results
Net product sales totaled $0.8 million for the fiscal 2010 first quarter, compared to $1.6 million for the fiscal 2009 first quarter. Net product sales decreased as a result of Cardica’s smaller direct sales force and the transition period necessary to train our new independent distributors and manufacturers’ representatives and due to the lower number of cardiac surgery bypass procedures in the summer months of July and August. Total net revenue was $0.9 million for the fiscal 2010 first quarter, compared to $2.1 million for the same period of fiscal 2009. Cost of product sales decreased to $0.8 million for the fiscal 2010 first quarter, compared to $1.1 million in the fiscal 2009 first quarter.

For the fiscal 2010 first quarter, research and development expenses decreased to $1.1 million, compared to $2.3 million for the fiscal 2009 first quarter. Selling, general and administrative expenses for the fiscal 2010 first quarter decreased to $1.6 million, compared to $3.9 million for the fiscal 2009 first quarter. The lower expenses are due to the actions taken in fiscal 2009 to change our sales approach to a more variable cost model and to lower our headcount.

The net loss for the fiscal 2010 first quarter decreased to $2.7 million, or $0.17 per share, compared to a net loss of $5.2 million, or $0.33 per share, for the fiscal 2009 first quarter.

Cash and cash equivalents at September 30, 2009 were $13.3 million, which included $10.0 million in net proceeds from a private placement completed on September 30, 2009.  Total cash and cash equivalents as of June 30, 2009 were $5.3 million. As of September 30, 2009, Cardica had approximately 24 million common shares outstanding.

Financial Guidance for Fiscal 2010
Cardica continues to be in a transition period for its cardiac surgery business and is not able to provide product sales guidance for fiscal 2010. For fiscal 2010, Cardica continues to expect that research and development and selling, general and administrative expenses will total between $11 and $13 million, including non-cash stock-based compensation expense of approximately $1.5 million.  Cardica continues to expect its cash and cash equivalents to decline by approximately $2.5 million per quarter in fiscal 2010, without giving effect to any additional financing transactions.

Conference Call Details
Cardica’s management will host a conference call today, October 29, 2009, at 4:30 p.m. Eastern Time to discuss Cardica’s financial results and provide a business update. To access the live call, please dial 866-713-8562 from the United States and Canada or 617-597-5310 internationally.  The conference ID is 91147635. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 5, 2009, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 59062423.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica's products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica's C-Port(R) Distal Anastomosis Systems are marketed in the United States and Europe and its PAS-Port(R) Proximal Anastomosis System is marketed in the United States, Europe and Japan. In addition, the company is developing the Cardica Microcutter, a true multi-fire endoscopic stapling device designed to be used in a variety of settings, including bariatric, thoracic and general surgery.

Forward-Looking Statements
This press release contains "forward-looking" statements, including all statements regarding further clinical adoption and future sales of Cardica’s automated anastomosis products, the future development and commercial potential of the Cardica Microcutter, the sufficiency of Cardica’s capital resources and the matters described under the heading "Financial Guidance for Fiscal 2010."  Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements.  The words “potential,” “will,” "believe," “expect,” “intend” and similar expressions are intended to identify forward-looking statements.  There are a number of important factors that could cause Cardica's results to differ materially from those indicated by these forward-looking statements, including that Cardica's current and any future products may never gain any significant degree of market acceptance; that Cardica may not be successful in its efforts to develop the Cardica Microcutter and expand its product portfolio; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica's intellectual property rights may not provide adequate protection; that Cardica's sales, marketing and distribution strategy and capabilities may not be sufficient or successful; and that recent workforce reductions and general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica's reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica's reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended
	September 30,
	2009	2008
	(unaudited)
Revenue
Product sales, net	$817	$1,560
Development revenue	105	523
Royalty revenue	25	23
Total	947	2,106

Operating costs and expenses
Cost of product sales	840	1,110
Research and development	1,143	2,325
Selling, general and administrative	1,604	3,892
Total operating costs and expenses	3,587	7,327

Loss from operations	(2,640)	(5,221)
Interest and other income	6	97
Interest expense	(30)	(30)

Net loss	$(2,664)	$(5,154)

Basic and diluted net loss per share	$(0.17)	$(0.33)

Shares used in computing basic and
diluted net loss per share	15,796	15,741

Balance Sheets
(amounts in thousands)
	September 30,	June 30,
	2009	2009
Assets	(unaudited)
Cash and cash equivalents	$13,337	$5,328
Accounts receivable	322	624
Inventories	1,889	1,895
Other assets	2,437	2,493
Total assets	$17,985	$10,340

Liabilities and stockholders' equity
Accounts payable and other liabilities	$1,353	$1,551
Short term debt	2,000	2,000
Deferred revenue	422	527
Stockholders' equity	14,210	6,262
Total liabilities and stockholders' equity	$17,985	$10,340